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Exhibit 5.2

237 Park Avenue New York, New York 10017.3142
tel 212.880.6000 fax 212.682.0200
www.torys.com

September 16, 2004

Petro-Canada
150-6th Avenue S.W.
Calgary, Alberta T2P 3E3
Canada

Ladies and Gentlemen:

        Re:    PETRO-CANADA REGISTRATION STATEMENT ON FORM F-10

        We hereby consent to the references to our firm name under the headings "Legal Matters" and "Enforceability of Civil Liabilities under the U.S. Federal Securities Laws" in the prospectus filed as part of the registration statement on Form F-10 relating to the offering of up to 49,390,104 common shares of Petro-Canada.

        In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,
/s/ Torys LLP

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Exhibit 5.2